Exhibit 10.7

XENON PHARMACEUTICALS INC.

AMENDED AND RESTATED STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN

Xenon Pharmaceuticals Inc. (“Xenon”) hereby establishes a stock option plan for directors, officers and Service Providers (as defined below) of Xenon, to be known as the “Xenon Pharmaceuticals Stock Option Plan” (the “Plan”). The purpose of the Plan is to give directors, officers and Service Providers, as additional compensation, the opportunity to participate in the progress of Xenon by granting to such individuals options, exercisable over a period of 10 years, to buy shares of Xenon at a price equal to the market price prevailing on the date the option is granted.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

2.1	“Associate” means an associate as defined in the Securities Act (British Columbia).

2.2	“Board” means the board of directors of Xenon.

2.3	“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)	being employed or engaged by Xenon, in a position the same as or similar to that in which he was last employed or engaged by Xenon; or

(b)	acting as a director or officer of Xenon.

2.4	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.5	“Exchanges” means any stock exchange on which the Shares are listed at the time.

2.6	“Expiry Date” means the date set by the Board under section 3.1 of the Plan, as the last date on which an Option may be exercised.

2.7	“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

2.8	“Xenon” means Xenon Pharmaceuticals Inc. and its successors.

2.9	“Insider” means:

(a)	an Insider as defined in the Securities Act (British Columbia), other than a person who is an Insider solely by virtue of being a director or senior officer of a subsidiary of Xenon; and

(b)	an Associate of any person who is an Insider under subsection (a).

2.10	“Market Price” of Shares at any Grant Date means:

(a)	if the Shares are listed and posted for trading on an Exchange, the closing price per Share on such Exchange (or, in the event that the Shares are listed on more than one Exchange, on such Exchange on which Shares are listed as is selected for the purpose by the Board) for the last day Shares were traded prior to the Grant Date;

(b)	if the Shares are not listed on any Exchange, but are quoted on an over-the-counter market, the price per Share on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the last day prior to the Grant Date; or

(c)	if the Shares are not listed and posted for trading on a stock exchange or over-the-counter market, the price per Share as determined from time to time by the Board.

2.11	“Option” means an option to purchase Shares granted pursuant to this Plan.

2.12	“Option Agreement” means an agreement, in the form attached hereto as Schedule A, whereby Xenon grants to an Optionee an Option.

2.13	“Optionee” means each of the directors, officers and Service Providers granted an Option pursuant to this Plan and their heirs, executors and administrators.

2.14	“Option Price” means the exercise price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of subsection 3.1 and section 6.

2.15	“Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

2.16	“Plan” means this Xenon Pharmaceuticals Stock Option Plan.

2.17	“Shares” means the common shares in the capital stock of Xenon as constituted on the date of this Plan provided that, in the event of any adjustment pursuant to section 6, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.18	“Service Provider” means:

(a)	an employee or Insider of Xenon;

(b)	any other person or company engaged to provide ongoing, management or consulting services for Xenon or for any entity controlled by Xenon; and

(c)	any person who is providing ongoing management or consulting services to Xenon or to any entity controlled by Xenon indirectly through a company that is a Service Provider under subsection 2.18(b).

2.19	“Unissued Option Shares” means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 6, such adjustments to be cumulative.

3.	GRANT OF OPTIONS

3.1	Option Terms

The Board may from time to time authorize the issue of Options to directors, officers and Service Providers of Xenon having such terms and conditions as the Board in its discretion deems consistent with the Plan. The Option Price under each Option shall be the Market Price on the Grant Date. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall be 10 years after the Grant Date. Options shall not be assignable by the Optionee.

3.2	Limits on Shares Issuable on Exercise of Options

The maximum number of Options (and the corresponding Option Shares issuable upon exercise of such Options) which from time to time may be reserved for issue under the Plan shall not exceed 7,800,000. For clarification, in determining at any time whether the maximum number of Options (or corresponding Option Shares) issuable under the Plan is reached, any Option that has been granted and exercised shall not be relevant or included in such determination.

3.3	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement setting out the terms and conditions of such Option as determined by the Board in accordance with section 3.1. Each Optionee shall have the option to purchase from Xenon the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.	EXERCISE OF OPTION

4.1	Manner of Exercise

The Option shall be exercisable by delivering to Xenon a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share. Upon notice and payment there will be a binding contract for the issue of the Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to Xenon in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case the Option shall not have been validly exercised.

4.2	General Rule

Subject to section 4.3 and to the terms of the Option regarding vesting, if any, an Option may be exercised to purchase any number of Shares up to the number of Unissued Option Shares at any time after the Grant Date up to 5:00 p.m. Vancouver time on the Expiry Date.

4.3	Termination of Affiliation

If an Optionee ceases to be a director, officer or Service Provider of Xenon, each Option held by the Optionee and granted under the Plan shall be exercisable as follows:

(a)	Death

If the Optionee ceases to be a director, officer or Service Provider of Xenon due to death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to Xenon or to any entity controlled by Xenon, each Option held by the Optionee shall be exercisable at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 365 days after the date of death or Disability;

(b)	Termination or Voluntary Resignation

Subject to subsections 4.3(c), (d) and (e) below, if an Optionee (or, in the case of an Optionee who satisfies the definition of “Service Provider” set out in subsection 2.18(c), the Optionee’s employer) ceases to be employed or engaged by Xenon or voluntarily resigns or retires as a director, officer or Service Provider, each Option held by the Optionee shall be exercisable:

(i)	subject to subsection 4.3(b)(ii) below, at any time up to but not after the earlier of the Expiry Date of that Option and the date which is ninety (90) days after the Optionee ceases to be employed or engaged by Xenon or voluntarily resigns or retires as a director, officer or Service Provider; or

(ii)	in the case of an Optionee that is a director of Xenon and not otherwise employed or engaged as an officer or Service Provider of Xenon, at any time up to but not after the earlier of the Expiry Date of that Option and the date which is twenty-four (24) months after the Optionee ceases to be a director of Xenon;

(c)	Termination for Cause

Subject to subsection 4.3(e) below, in the event that an Optionee’s employment or engagement is terminated by Xenon for “cause” (as determined by Xenon in its sole discretion), any Options held by such Optionee shall be exercisable at any time up to but not after 5:00 p.m. Vancouver time on the date of termination of such Optionee’s employment or engagement by Xenon;

(d)	Shortened Exercise Period if Xenon Becomes a “Public” Company

Subject to subsection 4.3(e) below, in the event Xenon becomes a reporting issuer in any jurisdiction in Canada, or becomes a registrant with the United States Securities and Exchange Commission, the option exercise periods described in subsections 4.3(b)(i) and 4.3(b)(ii) above shall be reduced to thirty (30) days; and

(e)	Board may Extend Exercise Period

Notwithstanding any other provision of the Plan, the board of directors of Xenon may, at any time prior to the Expiry Date of an Option granted under the Plan, extend the period of time within which an Optionee may exercise such Option in the event such Optionee ceases to be a director, officer or Service Provider, provided that any such extension shall not exceed the original Expiry Date of such Option.

4.4	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subsection 2.18(c), the Optionee’s employer, retires, resigns or is terminated from employment or engagement with Xenon, the loss of any right to purchase Shares pursuant to sections 4.3, 5, 6 or 7 shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatever in respect of such Optionee.

5.	THIRD PARTY OFFER

Subject to section 7, at any time when an Option granted under the Plan remains unexercised with respect to any Option Shares, an offer to purchase all of the issued and outstanding Shares is made by a third party, Xenon may, upon giving each Optionee written notice to that effect, require the acceleration of the time for the exercise of the unexercised Options granted under the Plan and of the time for the fulfilment of any conditions or restrictions on such exercise.

6.	ALTERATIONS IN OPTION SHARES

Subject to section 7, in the event of a stock dividend, subdivision, redivision, consolidation, share reclassification, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by Xenon, the Board may, subject to any required prior regulatory approval, make adjustments, if any, to the number of Option Shares that may be purchased upon exercise of unexercised Options or to the Option Price therefor, or both, as it shall deem appropriate and may amend the Option Agreements relating to those Options to give effect to such adjustments and may adjust the maximum number of Option Shares available under the Plan as may be appropriate. If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of Option Shares for shares or other securities in another company is imminent, the Board of Directors may, in a fair and equitable manner and subject to prior regulatory approval, determine the manner in which all unexercised Options granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such Options by the Optionees and of the time for the fulfilment of any conditions or restrictions on such exercise.

7.	CHANGE OF CONTROL

7.1	Definitions

In this section, the following terms shall have the following meanings:

(a)	“Cause” means conduct by a Departing Service Provider that is finally determined (after all rights of appeal have been exhausted or have expired) by a court of competent jurisdiction to be, or is agreed in writing by such person to be, conduct that would absent any contrary express agreement entitle Xenon to terminate the Departing Service Provider’s employment or engagement with Xenon without any notice or compensation in lieu thereof.

(b)	“Change of Control” means

(i)	a dissolution, liquidation or sale of all or substantially all of the assets of Xenon;

(ii)	a merger, consolidation, amalgamation, arrangement or reorganization in which Xenon is not the surviving corporation;

(iii)	a reverse merger in which Xenon is the surviving corporation but the Shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(iv)	the acquisition by any person, entity or group within the meaning of Section 13(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Xenon) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Xenon representing at least 35% of the combined voting power entitled to vote in the election of directors.

(c)	“Departing Service Provider” means a director, officer or Service Provider of Xenon (or, in the case of a person who satisfies the definition of Service Provider set out in subsection 2.18(c), such person’s employer) who has ceased to be employed or engaged by Xenon as a result of termination by Xenon or the resignation or retirement of such Service Provider.

(d)	“Good Reason” means any of the following:

(i)

without the express written consent of the Departing Service Provider, any change or series of changes in the responsibilities or status of the Departing Service Provider with Xenon, such that immediately after such change or series of changes the responsibilities and status of the Departing Service Provider, taken as a whole, and taking into account the size and complexity of the business of Xenon, are not at least substantially equivalent to those assigned to him immediately prior to such change or series of changes, except in connection with a termination of the Departing Service Provider’s employment or engagement by Xenon for Cause; or

(ii)	a reduction by Xenon in the Departing Service Provider’s annual salary as in effect prior to the Change of Control; or

(iii)	the taking of any action by Xenon, or the failure by Xenon to take any action, that would materially adversely affect the Departing Service Provider’s participation in, or materially reduce the Departing Service Provider’s benefits under, the package of incentive, bonus, compensation, pension, life insurance, health, accident disability and other similar plans in which the Departing Service Provider is participating prior to the Change of Control, or the taking of any action by Xenon, or the failure by Xenon to take any action, that would deprive the Departing Service Provider of any material fringe benefit or perquisite enjoyed by the Departing Service Provider prior to the Change of Control; or

(iv)	the requirement that the Departing Service Provider be based anywhere other than Xenon’s principal offices or locations in Vancouver and Burnaby, British Columbia (or, if the Departing Service Provider is presently based at Xenon’s offices at another place, the requirement that the Departing Service Provider be based anywhere other than such offices at such place) or the requirement that the Departing Service Provider travel on Xenon’s business to an extent that is not substantially consistent with the Departing Service Provider’s travel obligations prior to the Change of Control, or in the event the Departing Service Provider consents to any such relocation, the failure by Xenon to pay (or reimburse the Departing Service Provider for) all reasonable moving expenses incurred by the Departing Service Provider or to indemnify the Departing Service Provider against any excess in (1) the cost of a principal residence in the new location which is comparable to the Departing Service Provider’s principal residence at the time of relocation, over (2) the amount realized by the Departing Service Provider upon the sale of his principal residence at the time of the relocation; or

(v)	the failure of Xenon to obtain from a Successor Corporation that acquires all or substantially all of the business and/or assets of Xenon the agreement in favour of the Departing Service Provider contemplated by section 7.3; or

(vi)	any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction;

but “Good Reason” shall not have occurred or exist by reason only of a request by Xenon to the Departing Service Provider to remain with Xenon for up to three months after a Change of Control, to assist in the transition resulting from the Change of Control, where there is no other event or omission that would constitute “Good Reason” according to subsections 7.1(d)(i), (ii), (iii), (iv), (v) or (vi) above.

(e)	“Successor Corporation” means, in connection with a Change of Control, the surviving or acquiring corporation.

7.2	Change of Control

Notwithstanding the provisions of sections 5 and 6, in the event of a Change in Control:

(a)	any Successor Corporation shall assume Xenon’s obligations in respect of all outstanding Options or shall deliver to each holder of Options, in substitution for such Options, options to purchase securities of such Successor Corporation (“Successor Options”) equivalent in value to such holder’s Options; or

(b)	in the event that a Successor Corporation does not assume Xenon’s obligations in respect of outstanding Options or substitute Successor Options in exchange for such Options:

(i)	the vesting of all Options held by persons who are directors, officers or Service Providers at the time of such Change of Control, and the time during which such Options may be exercised, shall be accelerated prior to completion of the Change of Control and, unless exercised after such acceleration and prior to completion of the Change of Control, such Options shall be terminated; and

(ii)	all outstanding Options held by persons who are not directors, officers or Service Providers at the time of such Change of Control shall be terminated unless exercised prior to the Change of Control.

In addition, any Options or Successor Options held by a director, officer or Service Provider shall immediately become fully vested and exercisable in the event that, within 12 months following completion of a Change of Control, such director, officer or Service Provider becomes a Departing Service Provider by reason of (1) a termination of such director, officer or Service Provider (or, in the case of an Option or Successor Option held by a person who satisfies the definition of Service Provider set out in subsection 2.18(c), the termination of such person’s employer) by Xenon or the Successor Corporation other than for Cause or (2) resignation or retirement by such director, officer or Service Provider (or, in the case of an Option or Successor Option held by a person who satisfies the definition of Service Provider set out in subsection 2.18(c), resignation of such person’s employer) for Good Reason.

7.3	Binding on Successor Corporations

Xenon will require any Successor Corporation (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of

Xenon, by agreement in favour of each person who is a director, officer or Service Provider at the time of a Change of Control to expressly assume and agree to observe and perform all the obligations of Xenon that would be required to be observed or performed by Xenon in the event that within 12 months of completion of the Change of Control that led to such successorship, such person becomes a Departing Service Provider. For the purposes of this section 7, “Xenon” shall mean Xenon as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.

8.	MISCELLANEOUS

8.1	Form of Notice

A notice given to Xenon shall be in writing, signed by the Optionee and delivered to the Secretary of Xenon.

8.2	Right to Employment

Neither this Plan nor any of the provisions hereof shall affect in any way the Optionee’s right to continued employment with Xenon or Xenon’s right to terminate such employment.

8.3	Amendment and Waiver

Xenon may from time to time amend any provisions of the Plan, subject to prior regulatory approval where required, but no such amendment can impair any of the rights of any Optionee under any Option then outstanding.

8.4	No Assignment

No Optionee may assign any of his rights under the Plan.

8.5	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

8.6	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

8.7	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between Xenon and the Optionees relative to an Option and supersedes all prior agreements, undertakings and understandings, whether oral or written.

SCHEDULE A

XENON PHARMACEUTICALS INC.

STOCK OPTION PLAN - OPTION AGREEMENT

[attached]

XENON PHARMACEUTICALS INC.

STOCK OPTION PLAN - OPTION AGREEMENT

This Option Agreement is entered into between Xenon Pharmaceuticals Inc. (“Xenon”) and the Optionee named below pursuant to the Xenon Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on , 20 (the “Grant Date”);

2.	(the “Optionee”);

3.	is granted the option to purchase Common Shares (the “Option Shares”) of Xenon;

4.	at the price (the “Option Price”) of $ per share;

5.	[vesting over a 3 year term with:

•	the first one-third of the Option Shares vesting on the 1st anniversary of the Grant Date above;

•	the remaining Option Shares then vesting over the course of the next two (2) years, in equal amounts, on the last day of each month;]

[OR]

[vesting over a 4 year term with:

•	the first 25% of the Option Shares vesting on the 1st anniversary of the Grant Date above;

•	the remaining Option Shares then vesting over the course of the next three (3) years, in equal amounts, on the last day of each month;]

6.	all fully-vested options are exercisable, in whole or in part, up to the day of , 20 (the “Expiry Date”),

all on the terms and subject to the conditions set out in the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties have executed this Option Agreement as of the             day of             , 20    .

XENON PHARMACEUTICALS INC.

By:
Simon N. Pimstone
President & CEO

[insert name of optionee]